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                                                                    EXHIBIT 99.1

                                                                    News Release
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                        [UNITED BANKSHARES, INC. LOGO]


For Immediate Release                   Contact: Steven E. Wilson (304) 424-8704
June 14, 2001

                       United Bankshares, Inc. To Acquire
                            Century Bancshares, Inc.

     United Bankshares, Inc. (NASDAQ: UBSI) Chairman, Richard M. Adams, announced the signing of a definitive merger agreement with Century Bancshares, Inc. (NASDAQ: CTRY), headquartered in Washington, D.C. Under the agreement, United will acquire Century Bancshares and its wholly-owned banking subsidiary, Century National Bank. Century Bancshares, with $415 million in assets, has 11 full service offices located in northern Virginia, Washington, D.C., and Montgomery County, Maryland. Upon completion of the acquisition, it is anticipated that Century National will be merged with United's Virginia subsidiary, United Bank, increasing United's Virginia franchise to over $2 billion in assets. United Bank will be the 9th largest bank in Virginia and the Washington, DC MSA. United's total assets will increase to $5.4 billion.

     In a transaction intended to be a tax-free exchange of shares and accounted for under the purchase method of accounting, Century shareholders would receive
0.4500 shares of United Bankshares, Inc. common stock plus $3.43 in cash for each share of Century common stock. The transaction will have an aggregate consideration of approximately $62.5 million based on Century's 4.32 million common shares outstanding. The announced price represents 20 times Century's 2001 earnings estimate, 2.5 times book value and 15% of Century's total assets.

     Richard Adams stated, "This acquisition will continue to strengthen our position in one of the best markets in the nation and further enhance our franchise value. United anticipates an accretive transaction based upon projected in-market cost savings and revenue enhancements."

     Century Chairman, Joseph Bracewell, added, "We are happy to be joining with United Bankshares. United is a high performance banking company with a great track record of creating shareholder value." Mr. Bracewell will be joining the United Bankshares Board of Directors.

     Consummation of the proposed merger is subject to certain conditions, among them, regulatory approval and approval by the shareholders of Century. The transaction is expected to be consummated during the fourth quarter of 2001.
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United Bankshares, Inc. Announces...
June 14, 2001
Page Two


     Following completion of the proposed merger with Century, United will have consolidated assets of over $5.4 billion with 86 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. The combined company would be among the top performing banking companies in the nation.

     United Bankshares and Century stocks are traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI" and "CTRY", respectively.






This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.



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